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                                                                    EXHIBIT 99.1

                       PACIFICARE HEALTH SYSTEMS ANNOUNCES
                 OFFERING OF CONVERTIBLE SUBORDINATED DEBENTURES

CYPRESS, Calif., November 18, 2002 - PacifiCare Health Systems, Inc. (Nasdaq:
PHSY) announced today that it intends to offer approximately $100 million of convertible subordinated debentures for sale in a private placement. The terms of the offering are expected to include an option exercisable by the initial purchasers of the debentures for up to an additional $25 million of debentures. The offering will be made pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"). PacifiCare intends to use a portion of the estimated net proceeds of this offering to permanently repay indebtedness and deposit cash against outstanding letters of credit under its senior credit facility and the remainder for general corporate purposes. It is expected that the debentures, which will be convertible into shares of PacifiCare's common stock, will be due in October 2032.

This press release does not constitute an offer to sell nor an offer to buy securities. The offering is being made within the United States only to qualified institutional buyers. The debentures being offered and the shares of common stock issuable upon conversion of the debentures have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. In particular, due to market conditions or other circumstances, PacifiCare may not complete the proposed offering of debentures.

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